/s/Jonathan D. Wood as Chief Financial Officer
of Whitebox Advisors, LLC, Whitebox Convertible
Arbitrage Advisors, LLC, Whitebox Convertible
Arbitrage Partners, LP, Whitebox Convertible
Arbitrage Fund, L.P., Whitebox Convertible Arbitrage
Fund, Ltd., AJR Financial,LLC, Pandora Select Advisors, LLC,
Pandora Select Fund, L.P., Pandora Select Fund, Ltd. and
Pandora Select Partners, L.P.